SUM OF THE PARTS

As of February 23, 2026

$'s in millions except for values per CNNE share [(1)]

Company	Current Ownership	Initial Year Invested	Net Invested Capital[(2)]	Most Recent Mark / Cost[(3)]		Illustrative Net Asset Value (Non-GAAP)[+] Amount[(4)]	Illustrative Net Asset Value (Non-GAAP)[+] Per CNNE Share[(1)]
Black Knight Football Club	~42%	2022	$ 248.9	$ 280.0	(a)	$ 259.5	$ 5.60
JANA	50%	2024	116.9	116.9	(b)	120.1	2.59
CSI	~6%	2022	28.8	101.4	(c)	92.7	2.00
AmeriLife	~5%	2020	34.5	89.3	(d)	78.0	1.68
The Watkins Co.	~49%	2024	80.0	80.0	(b)	79.4	1.71
SpaceX	<1%	2023	10.0	67.9	(e)	55.8	1.21
Minden Mill Distilling	~88%	2023	62.2	62.2	(b)	59.0	1.27
JANA Strategic Benchmark Fund	N/A	2024	50.0	49.1	(c)	49.3	1.07
alight	~8%	2021	328.1	29.1	(f)	92.9	2.01
Ninety Nine Restaurant & Pub / O'Charley's Restaurant + Bar [(*)]	~89% /~ 65%	2012	- [(*)]	-	(*)	- [(*)]	- [(*)]
Other investments and assets, net [(5)]	Various	Various	283.8	113.5	(g)	140.4	3.04
Debt [(6)]			(47.5)	(47.5)		(47.5)	(1.03)
Holding company cash and short-term investments			146.6	146.6		146.6	3.16
TOTAL			**$ 1,342.3**	**$ 1,088.6**		**$ 1,126.2**	**$24.31**

[+] *This report is supplemental and does not represent fair market value. Illustrative net asset value is not liquidation or fair market value. Realization depends on market conditions. Illustrative net asset value per share is not intrinsic value nor a price target. There is no obligation to monetize at these values.*

[*] *Currently exploring strategic alternatives related to the Restaurant Group and will update value at appropriate time.*

See next page for additional notes

CANNAE HOLDINGS, INC.

FOOTNOTES TO SUM OF THE PARTS 2 CHART LEGEND: 1) Per share amounts based upon 46.3M Cannae shares outstanding at date noted above. 2) Net Invested Capital represents capital invested less distributions. 3) "Most Recent Mark/Cost" is based on the latest transaction or third-party valuation or net invested capital if none. Most private investments would be considered Level III in a GAAP fair value hierarchy, with unobservable inputs. Some marks come from public transactions, not independently verified. 4) Illustrative Net Asset Value (Non-GAAP) represents most recent mark/cost less taxes. Estimated tax assumes a 21% federal rate to net unrealized gains, excluding state taxes, NOLs, or structuring considerations. Actual tax may differ. This methodology may result in a tax benefit in the event an investment’s invested capital exceeds most recent mark/cost. 5) Comprises investments in Brasada Ranch, Sightline Payments and others, and net non-investment assets (including a $55 million tax carryback refund receivable) and liabilities (excluding cash, short-term investments and debt). 6) Comprises $47.5M outstanding on the 5.0% FNF note maturing 11/30. Cannae also has a margin loan with $50M notional capacity and $17M borrowing capacity based upon collateral value, with $0 outstanding (interest at 3-month adjusted SOFR + 2.75%) maturing 08/28. MOST RECENT MARK / COST LEGEND: a) BKFC amount based upon FC Lorient stock issuance at $1.125/share in 1Q 2026, as part of BKFC’s purchase of the remaining equity interest of FC Lorient. b) Amount based on cost: acquisition value, less distributions, if any, and additional capital invested, if any. (JANA: Sep-25; Watkins: Oct-24; Minden Mill: May-23) c) Amount from statement provided by the fund, less subsequent distributions, if any. (CSI: Sep-25; JANA Strategic Benchmark Fund: Dec-25) d) AmeriLife amount derived from third-party transaction in September 2022. e) SpaceX amount derived from SpaceX – xAI merger completed on February 2, 2026, for which publicly reported values were SpaceX at $1T and xAI at $250B. f) Alight amount represents the NYSE closing price of ALIT on the date noted above. g) Amounts derived from sources varying by asset but based on cost (net invested capital less distributions), most recent mark or third-party valuation. RISK FACTORS AND OTHER NOTES We primarily acquire interests in operating companies and are engaged in actively managing and operating a core group of those companies. The table above sets forth a listing of our significant holdings as of the date noted. Many of our current larger holdings constitute equity method investments for accounting purposes. The book value of these investments is determined based on the capital invested, adjusted for the equity in earnings or losses of the operation, less distributions. The book value of these equity method investments may vary significantly from the amount reported as ‘Most Recent Mark/Cost’. Aside from our holdings in Alight, our holdings primarily comprise private equity instruments, which are inherently illiquid in nature. There are no readily ascertainable market prices for a substantial majority of Cannae’s holdings, which would be considered “Level III” investments through the lens of a GAAP fair value hierarchy. These assets have limited observable market activity and therefore, it is not practicable without unreasonable effort to present a reconciliation reflecting the impact of various potential future events. When reporting an amount for ‘Most Recent Mark/Cost’, we use the amount implied by the last transaction in the security, or if more recent, amounts derived from third party valuations engaged by the underlying entity itself or by us. In the absence of a transaction or third-party valuation, we report the amount of capital invested in the holding. The varying methodologies for ‘Most Recent Mark/Cost’ noted above can involve subjective judgements, and the Most Recent Mark/Cost amount established pursuant to such methodologies may be incorrect which could result in the misstatement of the illustrative net asset value presented. Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the illustrative net asset values reflected above do not necessarily reflect the amounts that will ultimately be obtained by us on behalf of the investment vehicle when such investments are realized.